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                                                                       EXHIBIT 5

                                [TSC Letterhead]

                                 August 2, 2000

Technology Solutions Company
205 North Michigan Avenue
Suite 1500
Chicago, Illinois 60601

     Re:  15,243,113 shares of Common Stock, $.01 par value
          15,243,113 Preferred Stock Purchase Rights
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Ladies and Gentlemen:

     I refer to the Registration Statement on Form S-8 (the "Registration Statement") being filed by Technology Solutions Company, a Delaware corporation (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration of 2,000,000 shares of Common Stock, $.01 par value, of the Company to be issued under the Technology Solutions Company1995 Employee Stock Purchase Plan and 13,243,113 shares of Common Stock, $.01 par value, of the Company to be issued under the Technology Solutions Company 1996 Stock Incentive Plan, together with the Preferred Stock Purchase Rights of the Company (the "Registered Rights") associated therewith. The terms of the Registered Rights are set forth in a Rights Agreement and the First Amendment to Rights Agreement (together, the "Rights Agreement") between the Company and ChaseMellon Shareholder Services, L.L.C., as Rights Agent.

     I am familiar with the proceedings to date with respect to the proposed issuance of an aggregate of 15,243,113 shares of Common Stock, $.01 par value, of the Company (the "Registered Common Stock"), together with the Registered Rights associated therewith, under the Technology Solutions Company1995 Employee Stock Purchase Plan and the Technology Solutions Company 1996 Stock Incentive Plan (collectively, the "Plans"). I have examined such records, documents and questions of law, and satisfied myself as to such matters of fact, as I have considered relevant and necessary as a basis for this opinion.

     Based on the foregoing, I am of the opinion that:

     1. The Company is duly incorporated and validly existing under the laws of the State of Delaware.

     2. Each share of the Registered Common Stock which is newly issued pursuant to either of the Plans will constitute a share of Common Stock of the Company which has been duly authorized and validly issued and is fully paid and non-assessable when (i) the Registration Statement shall have become effective under the Securities Act; (ii) the Company's board of directors or a duly authorized committee thereof shall have duly adopted final resolutions authorizing the issuance and sale of such share as contemplated by the respective Plan; and (iii) a certificate representing such share shall have been duly executed, countersigned and registered and duly delivered upon payment of the agreed consideration therefor (not less than the par value thereof) determined in accordance with the terms of the respective Plan.

     3. The Registered Right associated with each share of Registered Common Stock referred to in paragraph 2 will be validly issued when (i) such Registered Right shall have been duly issued in accordance with the terms of
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the Rights Agreement and (ii) such associated share shall have been duly issued and paid for as set forth in paragraph 2.

     This opinion is limited to the General Corporation Law of the State of Delaware and the federal laws of the United States of America. I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                       Very truly yours,


                                       /s/ Paul R. Peterson
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                                       Paul R. Peterson
                                       General Counsel